UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

HOSPITALITY PROPERTIES TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Proxy Vote Discussion 2010 Annual Meeting Hospitality Properties Trust (NYSE: HPT)

 HPT’s one year total return to shareholders is 68%, which outperformed the S&P 500 by 40%. 2 Source: SNL Financial. Assumes reinvestment of dividends. Past performance is not necessarily indicative of future performance.

 HPT’s 3-year total return performance is the best of all lodging REITs. 3 Source: SNL Financial. For the period 12/31/2006 to 12/31/2009. Assumes reinvestment of dividends. Past performance is not necessarily indicative of future performance.

 HPT’s 5-year total return performance is the best of all lodging REITs. 4 Source: SNL Financial. For the period 12/31/2004 to 12/31/2009. Assumes reinvestment of dividends. Past performance is not necessarily indicative of future performance.

HPT’s Board recommends that you vote “AGAINST” CalPERS’s Proposal 5 regarding our classified Board structure. 5 Our strong performance contradicts CalPERS‘s argument that a staggered board impedes performance. HPT produced a total return for common shareholders of 68% in 2009 and has outperformed all of its lodging REIT peers on a 3-year and 5-year total return basis. A staggered board is in the best interests of all shareholders. Strong corporate governance is a result of a committed and dedicated Board, and such commitment is bolstered by a multi-year term. A declassified board is vulnerable to attack by shareholders who have personal motives for altering the governance of the company, motives which may not be shared by all shareholders. For example, many "activists" have historically advocated recapitalization plans which have burdened public companies with excessive debt, and certain union affiliated shareholders have historically attempted to pressure boards to promote union organization efforts at hotels. In particular, our Board is concerned that CalPERS has introduced this proposal in order to further its own social agenda and that of its labor union associates. CalPERS itself has a staggered Board. CalPERS’ evidently believes that a staggered Board is in the best interest of stakeholders. This fact calls into question the integrity of CalPERS’s proposal.

HPT’s Board recommends that you vote “AGAINST” CalPERS’s Proposal 5 (continued). 6 Our classified board promotes a historical perspective which is important to our business. Our business involves entering long term leases and management contracts with major hospitality companies such as Marriott, InterContinental, Hyatt and TravelCenters of America. These long term contracts often require that we and our contract partners make commitments to multi-year, multi-million dollar projects. Our classified Board insures that the knowledge necessary for the proper execution of these long term relationships and projects will be present at the highest levels of HPT. We have had a staggered Board of Trustees since becoming a public company in 1995. Declassifying our Board could result in the total loss of this accumulated knowledge in one Board election cycle. CalPERS's own performance and governance problems cast doubt on its qualifications to recommend governance changes. CalPERS is recommending significant changes to governance at HPT when CalPERS's management of its own real estate investments is alleged to be responsible for a large part of its losses. CalPERS advocates against a staggered Board, yet its own Board is staggered. Our Board has serious concerns about CalPERS's credibility to dictate what constitutes appropriate corporate governance practices, when its own record is questionable. During the past year, CalPERS has been embroiled in controversies concerning its association with placement agents that refer investment managers to CalPERS; this week The Wall Street Journal reported that federal criminal investigators are investigating possible wrongdoing regarding investments made by CalPERS.

HPT’s Board recommends that you vote “AGAINST” SBA’s Proposal 6 regarding super majority vote requirements. 7 Our current voting requirements promote stable long term governance. If the changes requested by SBA are implemented, a proposal for a fundamental change to HPT might be enacted with the support of a relatively small portion of our shareholders. Our Board does not believe that a minority of all shareholders should be allowed to force fundamental changes. Elements of this proposal and our strong performance raise questions about SBA's motivation. In correspondence with us, SBA has admitted that its attention to us was directed by CalPERS. SBA suggests that its proposal may improve our financial performance. As mentioned, we provided a total return to common shareholders in 2009 of 68%, despite the devastating impact of the recession and we outperformed all of our lodging REIT peers on a 3-year and 5-year total return basis. SBA’s proposal makes our business subject to the whims of a minority. The foregoing facts raise a serious question as to whether SBA’s proposal is about our business performance or is intended to further a different agenda, an agenda for changes which are sought by CalPERS and its labor union affiliates.

Recent headlines in the news regarding CalPERS.


COURTYARD




HYATT PLACE

How CalPERS strategy backfired; Huge portfolio losses tied to heavy leverage, lack of oversight.[1]

He earned $53 million opening CalPERS doors; The go-between for investment firms and public pension funds is under investigation.[2]

CalPERS director in ethics run-in; Watchdog accuses Priya Mathur of violating law in failing to file a disclosure.[3]

Fine CalPERS board member, regulator urges; Charles Valdes should pay $12,500 for taking campaign funds above state caps, the political practices panel says.[4]

(1) Pensions and Investments, p. 1 (Dec. 28, 2009).
(2) Los Angeles Times, A1 (Nov. 3, 2009).
(3) Los Angeles Times, B1 (Jan. 6, 2010).
(4) Los Angeles Times, B3 (Dec. 1, 2009).

8

HPT’s Board requests that you vote with management’s recommendations – “FOR” on proposals 1-4. 9 1. To elect the nominee named in our proxy statement to our Board of Trustees as the Independent Trustee in Group III. Nominee: William A. Lamkin. For Against Withhold 2. To approve an amendment to our declaration of trust to change the vote required to elect Trustees in uncontested elections to the affirmative vote of a majority of the votes cast. For Against Abstain 3. To approve an amendment to our declaration of trust to delete certain restrictions upon the timing of our communications with shareholders. For Against Abstain 4. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. For Against Abstain X X X X

HPT’s Board requests that you vote with management’s recommendations – “AGAINST” on proposals 5 and 6. 10 5. To consider and vote upon a shareholder proposal, if properly presented at the meeting, regarding our classified Board structure. For Against Abstain 6. To consider and vote upon a shareholder proposal, if properly presented at the meeting, regarding supermajority vote requirements. For Against Abstain X X

Proxy Vote Discussion 2010 Annual Meeting Hospitality Properties Trust (NYSE: HPT)